Exhibit 99.1

FOR IMMEDIATE RELEASE

TUCOWS REPORTS CONTINUED STRONG RESULTS FOR THE
SECOND QUARTER OF FISCAL 2007

– Quarter Highlighted by Record Revenue, Record Adjusted Net Income and Continued
Strong Cash Flow Generation –

TORONTO – August 7, 2007 – Tucows Inc. (AMEX:TCX, TSX:TC), a leading provider of Internet services to web hosting companies, ISPs and other service providers worldwide, today reported its financial results for the second quarter of fiscal 2007, ended June 30, 2007.  All figures are in U.S. dollars unless otherwise stated.

"We delivered solid financial performance in the second quarter, which benefited from the sale of a block of 2,500 domain names from our portfolio,” said Elliot Noss, President and CEO of Tucows. “Consolidation in the domain name industry, the ramp-up in the sales cycle for our new email service and disappointing Google ad revenues resulted in weaker year-over-year revenue growth than we would have liked. Our overriding objective is to drive strong long-term growth and we have recently taken several steps in this regard, including the recent launch of our new email platform, the launch of our Premium Domains service and subsequent to quarter end, the acquisition of ItsYourDomain.

“Most importantly, this morning we announced our decision to make a significant investment in our business. We introduced a new cost-plus domain pricing structure and a reduction in our domain name pricing.

“Given the above, our expectation is that cash flow from operations will be in excess of $10 million for 2007. We are confident that these steps strengthen our position to capitalize on the significant long-term opportunities in the domain name and email markets.”

Summary Financial Results
 (Numbers in Thousands of US Dollars, Except Per Share Data)

	Three Months Ended June 30, 2007	Three Months Ended June 30, 2006	Six Months Ended June 30, 2007	Six Months Ended June 30, 2006
Net Revenue	20,815	15,679	38,586	30,966
EBITDA	4,572	1,001	6,544	1,435
Adjusted Net Income	4,686	1,759	7,128	3,265
Net Income	3,171	226	3,921	69
Net Income/Share	0.04	0.00	0.05	0.00
Cash Flow from Operations	2,359	3,220	3,524	5,054

Summary of Revenue and Cost of Revenue
(Numbers in Thousands of US Dollars)

	Revenue		Cost of Revenue
	Three Months Ended June 30, 2007	Three Months Ended June 30, 2006	Three Months Ended June 30, 2007	Three Months Ended June 30, 2006
Domain Names, excluding Domain Direct	12,274	10,559	9,146	7,509
Other Internet services, including Domain Direct	4,229	4,045	1,038	1,011
Sale of Domain Names	3,068	—	11	—
Advertising and other revenue	1,244	1,075	112	—
Total	20,815	15,679	10,307	8,520

Second Quarter Fiscal 2007 Financial Summary

Revenue – Net revenue for the second quarter of fiscal 2007 increased 33% to $20.8 million from $15.7 million for the second quarter of fiscal 2006.  The increase was primarily the result of an atypically large sale of approximately 2,500 domain names from the Company’s portfolio of domain names for $3.0 million and revenue growth across all areas of the business.

Adjusted Net Income – Adjusted net income for the second quarter of fiscal 2007 increased to $4.7 million from $1.8 million for the corresponding quarter of last year.

Net Income – Net income for the second quarter of fiscal 2007 increased to $3.2 million, or $0.04 per share from $0.2 million, or $0.00 per share, for the second quarter of fiscal 2006.  Included in net income for the second quarter of fiscal 2007 is an unrealized gain in the change in the fair value of forward contracts of $0.9 million compared with a gain on foreign exchange of $0.4 million for the corresponding quarter of fiscal 2006.

Deferred Revenue – Deferred revenue at the end the second quarter of fiscal 2007 was $49.0 million, an increase of 13% from $43.2 million at the end of the second quarter of fiscal 2006 and an increase of 2% from $48.0 million at the end of the first quarter of fiscal 2007.

Cash – Cash, cash equivalents and restricted cash at the end of the second quarter of fiscal 2007 were $6.2 million compared to $6.6 million at the end of the first quarter of fiscal 2007 and $7.0 million at the end of the second quarter of fiscal 2006. The decrease compared to the end of the first quarter of fiscal 2007 resulted primarily from the repurchase of 1.1 million of the Company’s shares at a cost of $1.1 million during the second quarter under its previously announced stock buyback program and our investing $1.7 million in property and equipment related to our hosted email environment. This decrease was partially offset by the generation of cash flow from operations of $2.4 million during the second quarter of fiscal 2007.

Subsequent Events – On July 25, 2007, Tucows acquired Innerwise Inc. (ItsYourDomain.com), a privately held, ICANN-accredited registrar with more than 700,000 domains under management and offering domain services through a worldwide wholesale network of over 2,500 affiliates. Tucows paid $10.8 million in cash for IYD with the opportunity for IYD to realize an additional $1.1 million based on specific targets. The acquisition was funded from working capital and a bank loan for $9.6 million.

EBITDA and Adjusted Net Income

To assist financial statement users in their assessment of the Company’s historical performance and to project its future earnings and cash flows, the Company has included earnings before interest, taxes, depreciation and amortization (EBITDA). EBITDA is presented because it is an important supplemental measure of performance frequently used by securities analysts, investors and other interested parties in the evaluation of companies. Other companies may calculate EBITDA differently. EBITDA is not a measurement of financial performance under generally accepted accounting principles (GAAP) and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to Net Income as indicators of operating performance or any other measures of performance derived in accordance with (GAAP). Because EBITDA is calculated before recurring cash charges, including interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a measure of discretionary cash available to invest in the growth of the business. See the Consolidated Statements of Cash Flows included in the attached financial statements. As a non-GAAP performance measure, EBITDA, has certain material limitations as follows:

♦ It does not include interest expense. Because the Company has borrowed money to finance some of its operations, interest is a necessary part of the Company’s costs and ability to generate revenue. Therefore, any measure that excludes interest has material limitations;

♦ It does not include depreciation and amortization expense. Because the Company must utilize capital assets in order to generate revenues, depreciation and amortization expense is a necessary and ongoing part of the Company’s costs. Therefore, any measure that excludes depreciation and amortization expense has material limitations; and,

♦ It does not include taxes. Because the payment of taxes is a necessary and ongoing part of the Company’s operations, any measure that excludes taxes has material limitations.

Management compensates for these limitations by considering the economic effect of the excluded expense items independently as well as in connection with its analysis of net earnings.

Adjusted Net Income represents EBITDA plus the additional adjustments described in the table below. The adjustments reflect the material amount of cash collected by the Company for domain registrations and other Internet services paid for the full term at the time of activation, with the revenue deferred, net of prepaid fees. In addition, adjusted Net Income reflects earnings and expenses considered as non-representative of ongoing business for the reasons specified below. Each of the items being adjusted for may create certain material limitations in the use of Adjusted Net Income as a non GAAP financial measure. Adjusted Net Income is one of the primary measures the Company uses for planning and budgeting purposes, incentive compensation and to monitor and evaluate Tucows’ financial and operating results. Adjusted Net Income is not a measurement of financial performance under GAAP and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of operating performance or any other measures of performance derived in accordance with generally accepted accounting principles. See the Consolidated Statements of Cash Flows included in the attached financial statements.

This release may contain forward-looking statements, relating to the Company’s operations or to the environment in which it operates, which are based on Tucows Inc.’s operations, estimates, forecasts and projections. These statements are not guarantees of future performance and are subject to important risks, uncertainties and assumptions concerning future conditions that may ultimately prove to be inaccurate or differ materially from actual future events or results. A number of important factors could cause actual outcomes and results to differ materially from those expressed in these forward-looking statements. Consequently, investors should not place undue reliance on these forward-looking statements, which are based on Tucows Inc.’s current expectations, estimates, projections, beliefs and assumptions. These forward-looking statements speak only as of the date of this presentation and are based upon the information available to Tucows Inc. at this time. Tucows Inc. disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Conference Call

Tucows will host a conference call today, Tuesday, August 7, 2007, at 8:30 a.m. (ET) to discuss the Company's second quarter fiscal 2007 results. To access the conference call via the Internet go to http://about.tucows.com, and click on "Investor Relations."

For those unable to join the conference call at the scheduled time, it will be archived for replay both by telephone and via the Internet beginning approximately one hour following completion of the call. To access the archived conference call by telephone, dial 1-877-289-8525 or 416-640-1917 and enter the pass code 21228036 followed by the pound key.  The telephone replay will be available until Tuesday, August 14, 2007, at midnight. To access the archived conference call via the Internet, go to about.tucows.com and click on "Investors."

About Tucows

Tucows is the largest Internet services provider for hosting companies and ISPs. Through our network of over 7,000 service providers around the world we provide millions of email boxes, billing solutions and manage over seven million domains. Tucows is an accredited registrar with ICANN (the Internet Corporation for Assigned Names and Numbers). Tucows remains one of the most popular software download sites on the Internet. For more information please visit about.tucows.com.

Contact:
Leona Hobbs
Director, Communications
Tucows Inc.
416-538-5450
ir@tucows.com

TUCOWS is a registered trademark of Tucows Inc. or its subsidiaries. All other trademarks and service marks are the properties of their respective owners.

Tucows Inc.
Consolidated Balance Sheets
(Dollar amounts in U.S. dollars)
(unaudited)

	June 30	December 31,
	2007	2006
Assets

Current assets:
Cash and cash equivalents	$5,717,412	$6,256,392
Restricted cash	510,000	1,019,423
Accounts receivable	4,033,648	2,969,997
Prepaid expenses and deposits	4,037,325	2,394,627
Prepaid domain name registry and other Internet services fees, current portion	24,321,679	22,168,558
Deferred tax asset, current portion	1,000,000	1,000,000
Total current assets	39,620,064	35,808,997

Prepaid domain name registry and other Internet services fees, long-term portion	10,110,771	9,511,341
Property and equipment	6,394,697	5,647,532
Deferred tax asset, long-term portion	2,000,000	2,000,000
Intangible assets	17,989,747	18,554,436
Goodwill	12,189,767	12,094,817
Investment	353,737	353,737
Cash held in escrow	—	694,579
Total assets	$88,658,783	$84,665,439

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$1,901,126	$2,867,814
Accrued liabilities	2,502,580	2,567,012
Customer deposits	2,773,653	3,144,119
Deferred revenue, current portion	34,527,977	31,658,081
Accreditation fees payable, current portion	521,844	847,325
Promissory note payable, current portion	6,000,000	—
Total current liabilities	48,227,180	41,084,351

Deferred revenue, long-term portion	14,485,149	13,478,525
Accreditation fees payable, long-term portion	173,441	163,988
Promissory note payable, long-term portion	—	6,000,000
Deferred tax liability	5,396,000	5,396,000

Stockholders’ equity:
Preferred stock - no par value, 1,250,000 shares authorized; none issued and outstanding	—	—
Common stock - no par value, 250,000,000 shares authorized; 73,735,782 shares issued and outstanding at June 30, 2007 and 75,978,502 shares issued and outstanding at December 31, 2006	14,321,144	15,395,381
Additional paid-in capital	49,347,731	50,359,906
Deficit	(43,291,862)	(47,212,712)
Total stockholders’ equity	20,377,013	18,542,575
Total liabilities and stockholders’ equity	$88,658,783	$84,665,439

Tucows  Inc.
Consolidated Statements of Operations
(Dollar amounts in U.S. dollars)
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006

Net revenues	$20,814,881	$15,678,856	$38,586,098	$30,965,976

Cost of revenues:
Cost of revenues (*)	12,198,808	10,066,262	23,431,597	19,994,116
Depreciation of property and equipment	985,430	669,256	1,795,096	1,194,175
Amortization of intangible assets	63,540	38,538	127,072	77,078
Total cost of revenues	13,247,778	10,774,056	25,353,765	21,265,369

Gross profit	7,567,103	4,904,800	13,232,333	9,700,607

Expenses:
Sales and marketing (*)	1,480,078	1,572,290	2,824,522	3,031,446
Technical operations and development (*)	1,752,693	2,090,723	3,564,972	4,411,439
General and administrative (*)	810,872	948,464	2,309,641	2,567,517
Depreciation of property and equipment	68,267	45,041	129,791	82,091
Amortization of intangible assets	222,741	112,591	456,042	205,884
Total expenses	4,334,651	4,769,109	9,284,968	10,298,377

Income (loss) from operations	3,232,452	135,691	3,947,365	(597,770)

Other income (expenses):
Interest income (expense), net	(49,297)	102,662	(90,946)	205,553
Other income, net	—	—	88,431	473,606
Total other income (expense)	(49,297)	102,662	(2,515)	679,159

Income before provision for income taxes	3,183,155	238,353	3,944,850	81,389

Provision for income taxes	12,000	12,000	24,000	12,000
Net income for the period	$3,171,155	$226,353	$3,920,850	$69,389

Basic earnings per common share	$0.04	$0.00	$0.05	$0.00

Shares used in computing basic earnings per common share	74,447,018	72,527,662	74,950,621	72,255,539

Diluted earnings per common share	$0.04	$0.00	$0.05	$0.00

Shares used in computing diluted earnings per common share	77,375,096	74,704,791	77,633,136	74,540,626

(*) Stock-based compensation has been included in expenses as follows:
Cost of revenues	$4,400	$3,200	$6,900	$5,500
Sales and marketing	$25,500	$18,900	$39,700	$36,000
Technical operations and development	$23,300	$27,500	$43,400	$51,000
General and administrative	$58,300	$29,500	$84,200	$56,000

Tucows  Inc.
Reconciliation of EBITDA and Adjusted Net Income
(Dollar amounts in U.S. dollars)
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006

Net income for the period	$3,171,155	$226,353	$3,920,850	$69,389
Depreciation of property and equipment	1,053,697	714,297	1,924,887	1,276,266
Amortization of intangible assets	286,281	151,129	583,114	282,962
Interest income (expense), net	49,297	(102,662)	90,946	(205,553)
Provision for income taxes	12,000	12,000	24,000	12,000
EBITDA	4,572,430	1,001,117	6,543,797	1,435,064

Adjustments to EBITDA (1)
Change in prepaid domain name registry and other Internet services fees	(771,898)	(1,858,622)	(2,752,551)	(4,171,670)
Change in deferred revenue	979,595	2,151,830	3,876,520	5,196,350
Dividend income	—	—	(88,431)	—
Transitional costs	—	464,579	—	1,278,842
Other income	—	—	—	(473,606)
Reversal of contingencies	(93,749)	—	(451,249)	—
Subtotal Adjustments to EBITDA	113,948	757,787	584,289	1,829,916

Adjusted Net Income	$4,686,378	$1,758,904	$7,128,086	$3,264,980

(1)             Adjustments to EBITDA

We define Adjusted EBITDA as net income adjusted for depreciation, amortization, interest, taxes and further adjusted for certain cash and non-cash charges.

The net amount of cash we collected for domain registrations and other Internet services paid for the full term at the time of activation and deferred amounted to $207,697 for the three months ended June 30, 2007 compared to $293,208 for the three months ended June 30, 2006.

For the six months ended June 30, 2006, we incurred $1.3 million of transitional costs in connection with our acquisition of the Hosted Messaging assets of Critical Path. In addition, during the six months ended June 30, 2006, we received $473,606 in connection with settlements related to patents we acquired in the merger with Infonautics in 2001. The net amount of cash we collected for domain registrations and other Internet services paid for the full term at the time of activation and deferred amounted to $1.1 million for the six months ended June 30, 2007 compared to $1.0 million for the six months ended June 30, 2006.

Tucows  Inc.
Consolidated Statements of Cash Flows
(Dollar amounts in U.S. dollars)
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006
Cash provided by (used in):
Operating activities:
Net income for the period	$3,171,155	$226,353	$3,920,850	$69,389
Items not involving cash:
Depreciation of property and equipment	1,053,697	714,297	1,924,887	1,276,266
Amortization of intangible assets	286,281	151,129	583,114	282,962
Unrealized change in the fair value of forward exchange contracts	(885,652)	(378,846)	(1,102,441)	(195,902)
Stock-based compensation	111,500	78,300	174,200	148,500
Change in non-cash operating working capital:
Interest receivable	—	(3,047)	—	34,547
Accounts receivable	(211,028)	(335,071)	(1,063,651)	(2,162,713)
Prepaid expenses and deposits	(310,274)	(24,292)	(1,037,510)	(20,879)
Prepaid fees for domain name registry and other Internet services fees	(771,898)	(1,858,622)	(2,752,551)	(4,171,670)
Accounts payable	(337,450)	2,577,875	(745,587)	3,070,542
Accrued liabilities	(216,318)	(259,966)	432,821	1,067,114
Customer deposits	(195,342)	420,423	(370,466)	568,257
Deferred revenue	979,595	2,151,830	3,876,520	5,196,350
Accreditation fees payable	(315,320)	(240,100)	(316,028)	(108,836)

Cash provided by operating activities	2,358,946	3,220,263	3,524,158	5,053,927

Financing activities:
Proceeds received on exercise of stock options	85,272	27,401	186,343	55,410
Repurchase of shares	(1,119,455)	—	(2,446,955)	—

Cash (used in) provided by financing activities	(1,034,183)	27,401	(2,260,612)	55,410

Investing activities:
Cost of domain names acquired	10,303	—	(18,425)	—
Additions to property and equipment	(1,690,523)	(2,405,146)	(2,893,153)	(3,291,425)
Decrease in investment in short-term investments	—	72,000	—	1,771,569
Decrease (increase) in restricted cash - being margin security against forward exchange contracts	257,785	190,042	509,423	(362,458)
Acquisition of Mailbank.com Inc., net of cash acquired	—	(5,830,902)	—	(5,830,902)
Acquisition of Hosted Messaging Assets, net of cash acquired	—	163,969	(90,050)	(6,419,485)
Acquisition of Boardtown Corporation, net of cash acquired	(4,900)	—	(4,900)	—
(Increase) decrease in cash held in escrow	—	(18,507)	694,579	(1,785,011)

Cash used in investing activities	(1,427,335)	(7,828,544)	(1,802,526)	(15,917,712)

Decrease in cash and cash equivalents	(102,572)	(4,580,880)	(538,980)	(10,808,375)

Cash and cash equivalents, beginning of period	5,819,984	11,120,593	6,256,392	17,348,088

Cash and cash equivalents, end of period	$5,717,412	$6,539,713	$5,717,412	$6,539,713

Supplemental cash flow information:
Interest paid	$105,000	$—	$210,000	$—

Supplementary disclosure of non-cash investing activity:
Capital assets acquired during the period not yet paid for	$163,169	$—	$163,169	$—
Common stock issued on the acquisition of Mailbank.com Inc.	$—	$2,877,070	$—	$2,877,070
Promissory notes issued on the acquisition of Mailbank.com Inc.	$—	$8,122,930	$—	$8,122,930